Exhibit 99.3
(Dollars in thousands except per unit amounts)

On January 2, 2019, Martin Midstream Partners L.P. (the "Partnership") acquired all of the issued and outstanding equity of Martin Transport, Inc. ("MTI") a wholly-owned subsidiary of Martin Resource Management Corporation which operates a fleet of tank trucks providing transportation of petroleum products, liquid petroleum gas, chemicals, sulfur and other products, as well as owns 23 terminals located throughout the Gulf Coast and Southeastern regions of the United States for total consideration as follows:

Purchase price[1]	$135,000
Plus: Working Capital Adjustment	2,795
Less: Finance lease obligations assumed	(11,682)
Cash consideration paid	$126,113

1The stock purchase agreement also includes a $10,000 earn-out based on certain performance thresholds.
The transaction closed on January 2, 2019 and was effective as of January 1, 2019 and was funded with borrowings under the Partnership's revolving credit facility.

This acquisition is considered a transfer of net assets between entities under common control. The acquisition of MTI was recorded at the historical carrying value of the assets at the acquisition date, which were as follows:

Accounts receivable, net	$11,724
Inventories	1,138
Due from affiliates	1,042
Other current assets	897
Property, plant and equipment, net	25,383
Goodwill	489
Other noncurrent assets	362
Current installments of finance lease obligations	(5,409)
Accounts payable	(2,564)
Due to affiliates	(482)
Other accrued liabilities	(2,588)
Finance lease obligations, net of current installments	(6,272)
Historical carrying value of assets acquired	$23,720

Financial information for 2014, 2015, 2016, 2017 and 2018 has been updated to reflect the activities attributable to MTI. The acquisition of MTI was considered a transfer of net assets between entities under common control. We are required to retrospectively update our historical financial statements to include the activities of MTI as of the date of common control. The acquisition of MTI was recorded at amounts based on the historical carrying value of these assets at that date. Our historical financial statements for 2014 through 2018 have been retrospectively updated to reflect the effects on financial position, cash flows and results of operations attributable to the activities of MTI as if we owned these assets for these periods.

This filing includes updates only to the portions of Item 6, Item 7 and Item 8 of the December 31, 2018 Form 10-K, as filed on February 19, 2019, that specifically relate to the revisions associated with the acquisition of MTI and does not otherwise modify or update any other disclosures set forth in the December 31, 2018 Form 10-K.

The following financial statements of the Partnership are listed below:

Report of Independent Registered Public Accounting Firm

To the Unitholders and Board of Directors
Martin Midstream Partners L.P. and Martin Midstream GP LLC:

Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Martin Midstream Partners L.P. and subsidiaries (the Partnership) as of December 31, 2018 and 2017, the related consolidated statements of operations, changes in capital, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.
Acquisition of Martin Transport, Inc.

As discussed in note 2(a), the acquisition of Martin Transport, Inc. (MTI) on January 2, 2019 has been accounted for as a transfer of net assets between entities under common control in a manner similar to a pooling of interests. The Partnership’s historical consolidated financial statements have been retrospectively revised to reflect the effects on financial position, cash flows, and results of operations attributable to the activities of MTI for all periods presented.

Basis for Opinion
These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Partnership’s auditor since 1981.

Dallas, Texas
May 20, 2019

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,
	2018[1]	2017[1]
Assets
Cash	$300	$89
Trade and accrued accounts receivable, less allowance for doubtful accounts of $576 and $564, respectively	90,757	116,989
Product exchange receivables	166	29
Inventories (Note 7)	86,207	98,252
Due from affiliates	18,845	24,806
Fair value of derivatives (Note 13)	4	—
Other current assets	6,106	5,838
Assets held for sale (Note 5)	5,652	9,579
Total current assets	208,037	255,582

Property, plant and equipment, at cost (Note 8)	1,311,573	1,289,726
Accumulated depreciation	(487,840)	(440,101)
Property, plant and equipment, net	823,733	849,625

Goodwill (Note 9)	17,785	17,785
Investment in WTLPG (Note 11)	—	128,810
Deferred income taxes	—	178
Intangibles and other assets, net (Note 15)	24,073	33,641
	$1,073,628	$1,285,621
Liabilities and Partners’ Capital
Current portion of long-term debt and capital lease obligations (Note 10)	$5,409	$1,175
Trade and other accounts payable	65,723	95,288
Product exchange payables	13,237	11,751
Due to affiliates	2,135	2,034
Income taxes payable	445	510
Fair value of derivatives (Note 13)	—	72
Other accrued liabilities (Note 15)	24,802	29,219
Total current liabilities	111,751	140,049

Long-term debt and capital lease obligations, net (Notes 10 and 16)	662,731	814,874
Other long-term obligations	10,714	8,217
Total liabilities	785,196	963,140
Commitments and contingencies (Note 22)
Partners’ capital (Note 17)	288,432	322,481
Total partners’ capital	288,432	322,481
	$1,073,628	$1,285,621

See accompanying notes to consolidated financial statements.

1 Financial information has been revised to include results attributable to MTI acquired from Martin Resource Management Corporation. See Note 2 – Significant Accounting Policies and Practices.

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per unit amounts)

	Year Ended December 31,
	2018[1]	2017[1]	2016[1]
Revenues:
Terminalling and storage *	$96,204	$99,643	$123,056
Transportation *	150,121	135,350	149,869
Natural gas storage services *	52,109	58,817	61,133
Sulfur services	11,148	10,952	10,800
Product sales: *
Natural gas services	496,007	473,860	330,192
Sulfur services	121,388	123,732	130,258
Terminalling and storage	145,236	130,392	113,447
	762,631	727,984	573,897
Total revenues	1,072,213	1,032,746	918,755

Costs and expenses:
Cost of products sold: (excluding depreciation and amortization)
Natural gas services *	449,124	406,851	272,415
Sulfur services *	83,641	76,119	81,539
Terminalling and storage *	126,562	112,168	96,604
	659,327	595,138	450,558
Expenses:
Operating expenses *	233,140	244,220	266,319
Selling, general and administrative *	42,841	43,114	38,156
Impairment of long-lived assets	—	2,225	26,953
Impairment of goodwill	—	—	4,145
Depreciation and amortization	80,279	87,478	93,894
Total costs and expenses	1,015,587	972,175	880,025
Other operating income (loss), net	217	2,014	33,234
Operating income	56,843	62,585	71,964

Other income (expense):
Interest expense, net	(52,349)	(47,770)	(46,101)
Other, net	38	1,131	1,174
Total other income (expense)	(52,311)	(46,639)	(44,927)
Net income before taxes	4,532	15,946	27,037
Income tax expense	(577)	(158)	(723)
Income from continuing operations	3,955	15,788	26,314
Income from discontinued operations, net of income taxes	51,700	4,128	4,649
Net income	55,655	19,916	30,963
Less general partner's interest in net income	(882)	(343)	(8,419)
Less pre-acquisition (income) loss allocated to the general partner	(11,550)	(2,781)	689
Less income allocable to unvested restricted units	(28)	(42)	(90)
Limited partner's interest in net income	$43,195	$16,750	$23,143

*Related Party Transactions Shown Below

See accompanying notes to consolidated financial statements.

1 Financial information has been revised to include results attributable to MTI acquired from Martin Resource Management Corporation. See Note 2 – Significant Accounting Policies and Practices.

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per unit amounts)

*Related Party Transactions Included Above

	Year Ended December 31,
	2018[1]	2017[1]	2016[1]
Revenues:
Terminalling and storage	$79,137	$82,142	$82,361
Transportation	27,588	29,807	41,329
Natural gas services	—	122	699
Product sales	1,297	3,497	2,894
Costs and expenses:
Cost of products sold: (excluding depreciation and amortization)
Natural gas services	—	4,354	5,785
Sulfur services	10,641	9,345	8,916
Terminalling and storage	24,613	16,672	13,284
Expenses:
Operating expenses	95,950	100,511	113,215
Selling, general and administrative	29,067	29,318	25,834

See accompanying notes to consolidated financial statements.

1 Financial information has been revised to include results attributable to MTI acquired from Martin Resource Management Corporation. See Note 2 – Significant Accounting Policies and Practices.

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per unit amounts)

	Year Ended December 31,
	2018[1]	2017[1]	2016[1]
Allocation of net income attributable to:
Limited partner interest:
Continuing operations	$(7,438)	$12,715	$19,744
Discontinued operations	50,633	4,035	3,399
	$43,195	$16,750	$23,143
General partner interest:
Continuing operations	$(152)	$260	$7,182
Discontinued operations	1,034	83	1,237
	$882	$343	$8,419

Net income (loss) per unit attributable to limited partners:
Basic:
Continuing operations	$(0.19)	$0.33	$0.55
Discontinued operations	1.30	0.11	0.10
	$1.11	$0.44	$0.65

Weighted average limited partner units - basic	38,907	38,102	35,347

Diluted:
Continuing operations	$(0.19)	$0.33	$0.55
Discontinued operations	1.30	0.11	0.10
	$1.11	$0.44	$0.65

Weighted average limited partner units - diluted	38,923	38,165	35,375

See accompanying notes to consolidated financial statements.

1 Financial information has been revised to include results attributable to MTI acquired from Martin Resource Management Corporation. See Note 2 – Significant Accounting Policies and Practices.

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL
(Dollars in thousands)

		Partners’ Capital
	Parent Net Investment	Common		General Partner
		Units	Amount	Amount	Total
Balances – December 31, 2015	$22,794	35,456,612	$380,845	$13,034	$416,673

Net income (loss)	(689)	—	23,233	8,419	30,963
Issuance of common units, net	—	—	(29)	—	(29)
Issuance of restricted units	—	13,800	—	—	—
Forfeiture of restricted units	—	(2,250)	—	—	—
Cash distributions	—	—	(104,137)	(14,041)	(118,178)
Deemed distribution to Martin Resource Management Corporation	(3,051)	—	—	—	(3,051)
Reimbursement of excess purchase price over carrying value of acquired assets	—	—	4,125	—	4,125
Unit-based compensation	—	—	904	—	904
Purchase of treasury units	—	(16,100)	(347)	—	(347)
Balances – December 31, 2016	19,054	35,452,062	304,594	7,412	331,060

Net income	2,781	—	16,792	343	19,916
Issuance of common units, net	—	2,990,000	51,056	—	51,056
Issuance of restricted units	—	12,000	—	—	—
Forfeiture of restricted units	—	(9,250)	—	—	—
General partner contribution	—	—	—	1,098	1,098
Cash distributions	—	—	(75,399)	(1,539)	(76,938)
Deemed contribution from Martin Resource Management Corporation	2,405	—	—	—	2,405
Reimbursement of excess purchase price over carrying value of acquired assets	—	—	1,125	—	1,125
Excess purchase price over carrying value of acquired assets	—	—	(7,887)	—	(7,887)
Unit-based compensation	—	—	650	—	650
Purchase of treasury units	—	(200)	(4)	—	(4)
Balances – December 31, 2017	24,240	38,444,612	290,927	7,314	322,481

Net income	11,550	—	43,223	882	55,655
Issuance of common units, net	—	—	(118)	—	(118)
Issuance of time-based restricted units	—	315,500	—	—	—
Issuance of performance-based restricted units		317,925	—	—	—
Forfeiture of restricted units	—	(27,000)	—	—	—
Cash distributions	—	—	(76,872)	(1,569)	(78,441)
Deemed distribution to Martin Resource Management Corporation	(12,070)	—	—	—	(12,070)
Excess purchase price over carrying value of acquired assets	—	—	(26)	—	(26)
Unit-based compensation	—	—	1,224	—	1,224
Purchase of treasury units	—	(18,800)	(273)	—	(273)
Balances – December 31, 2018	$23,720	39,032,237	$258,085	$6,627	$288,432

See accompanying notes to consolidated financial statements.

1 Financial information has been revised to include results attributable to MTI acquired from Martin Resource Management Corporation. See Note 2 – Significant Accounting Policies and Practices.

MARTIN MIDSTREAM PARTNERS L.P.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Year Ended December 31,
	2018[1]	2017[1]	2016[1]
Cash flows from operating activities:
Net income	$55,655	$19,916	$30,963
Less: Income from discontinued operations	(51,700)	(4,128)	(4,649)
Net income from continuing operations	3,955	15,788	26,314
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	80,279	87,478	93,894
Amortization and write-off of deferred debt issue costs	3,445	2,897	3,684
Amortization of premium on notes payable	(306)	(306)	(306)
Deferred income tax expense (benefit)	208	(156)	(12)
(Gain) on disposition or sale of property, plant, and equipment	(217)	(2,008)	(33,002)
Impairment of long lived assets	—	2,225	26,953
Impairment of goodwill	—	—	4,145
Derivative (income) loss	(14,024)	1,304	4,133
Net cash (paid) received for commodity derivatives	13,948	(5,136)	(550)
Net cash received for interest rate derivatives	—	—	160
Net premiums received on derivatives that settled during the year on interest rate swaption contracts	—	—	630
Unit-based compensation	1,224	650	904
Change in current assets and liabilities, excluding effects of acquisitions and dispositions:
Accounts and other receivables	26,461	(29,879)	(3,253)
Product exchange receivables	(137)	178	843
Inventories	11,705	(14,740)	(6,758)
Due from affiliates	5,961	(12,096)	(612)
Other current assets	1,319	(1,712)	2,523
Trade and other accounts payable	(27,640)	18,864	3,622
Product exchange payables	1,486	4,391	(5,372)
Due to affiliates	101	(5,572)	2,568
Income taxes payable	(65)	(360)	(115)
Other accrued liabilities	(6,707)	(1,130)	666
Change in other non-current assets and liabilities	780	3,190	(12,369)
Net cash provided by continuing operating activities	101,776	63,870	108,690
Net cash provided by discontinued operating activities	3,254	5,214	7,435
Net cash provided by operating activities	105,030	69,084	116,125
Cash flows from investing activities:
Payments for property, plant, and equipment	(39,237)	(48,807)	(44,727)
Acquisitions, net of cash acquired	—	(19,533)	(2,150)
Payments for plant turnaround costs	(1,893)	(1,583)	(2,061)
Proceeds from sale of property, plant, and equipment	11,496	13,678	110,548
Proceeds from repayment of Note receivable - affiliate	—	15,000	—
Net cash provided by (used in) continuing investing activities	(29,634)	(41,245)	61,610
Net cash provided by (used in) discontinued investing activities	177,256	(390)	—
Net cash provided by (used in) investing activities	147,622	(41,635)	61,610
Cash flows from financing activities:
Payments of long-term debt and capital lease obligations	(559,201)	(339,224)	(386,704)
Proceeds from long-term debt	399,000	341,000	331,700
Net proceeds from issuance of common units	(118)	51,056	(29)
Deemed (distribution to) contribution from Martin Resource Management Corporation	(12,070)	2,405	(3,051)
General partner contributions	—	1,098	—
Excess purchase price over carrying value of acquired assets	(26)	(7,887)	—
Reimbursement of excess purchase price over carrying value of acquired assets	—	1,125	4,125
Purchase of treasury units	(273)	(4)	(347)
Payments of debt issuance costs	(1,312)	(66)	(5,274)
Cash distributions paid	(78,441)	(76,938)	(118,178)
Net cash used in financing activities	(252,441)	(27,435)	(177,758)

Net increase (decrease) in cash	211	14	(23)
Cash at beginning of year	89	75	98
Cash at end of year	$300	$89	$75

See accompanying notes to consolidated financial statements.

1 Financial information has been revised to include results attributable to MTI acquired from Martin Resource Management Corporation. See Note 2 – Significant Accounting Policies and Practices.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)

NOTE 1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Martin Midstream Partners L.P. (the "Partnership") is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States ("U.S.") Gulf Coast region. Its four primary business lines include:  terminalling and storage services for petroleum products and by-products including the refining of naphthenic crude oil and the blending and packaging of finished lubricants; natural gas services, including liquids transportation and distribution services and natural gas storage; sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and transportation services for petroleum products and by-products.

The petroleum products and by-products the Partnership collects, transports, stores and distributes are produced primarily by major and independent oil and gas companies who often turn to third parties, such as the Partnership, for the transportation and disposition of these products.  In addition to these major and independent oil and gas companies, the Partnership's primary customers include independent refiners, large chemical companies, fertilizer manufacturers and other wholesale purchasers of these products. The Partnership operates primarily in the U.S. Gulf Coast region, which is a major hub for petroleum refining, natural gas gathering and processing and support services for the oil and gas exploration and production industry.

On August 30, 2013, Martin Resource Management completed the sale of a 49% non-controlling voting interest (50% economic interest) in MMGP Holdings, LLC ("Holdings"), a newly-formed sole member of Martin Midstream GP LLC ("MMGP"), the general partner of the Partnership, to certain affiliated investment funds managed by Alinda Capital Partners ("Alinda"). Upon closing the transaction, Alinda appointed two representatives to serve on the board of directors of the general partner of the Partnership.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

(a)       Principles of Presentation and Consolidation

The consolidated financial statements include the financial statements of the Partnership and its wholly-owned subsidiaries and equity method investees.  In the opinion of the management of the Partnership’s general partner, all adjustments and elimination of significant intercompany balances necessary for a fair presentation of the Partnership’s results of operations, financial position and cash flows for the periods shown have been made.  All such adjustments are of a normal recurring nature.  In addition, the Partnership evaluates its relationships with other entities to identify whether they are variable interest entities under certain provisions of the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC"), 810-10 and to assess whether it is the primary beneficiary of such entities.  If the determination is made that the Partnership is the primary beneficiary, then that entity is included in the consolidated financial statements in accordance with ASC 810-10.  No such variable interest entities exist as of December 31, 2018 or 2017.

Divestiture of WTLPG Partnership Interest. On July 31, 2018, the Partnership completed the sale of its 20 percent non-operating interest in West Texas LPG Pipeline L.P. ("WTLPG") to ONEOK, Inc. ("ONEOK"). WTLPG owns an approximate 2,300 mile common-carrier pipeline system that primarily transports NGLs from New Mexico and Texas to Mont Belvieu, Texas for fractionation. A wholly-owned subsidiary of ONEOK, Inc. is the operator of the assets. The Partnership has concluded the disposition represents a strategic shift and will have a major effect on its financial results going forward. As a result, the Partnership has presented the results of operations and cash flows relating to its equity method investment in WTLPG as discontinued operations for the years ended December 31, 2018, 2017, and 2016. See Note 5 for more information.

Correction of Immaterial Error. The year to date amounts for 2017 and 2016 have been revised to reflect a reclassification in the presentation of certain expenses associated with the manufacturing and shipping of product related to a location in the Partnership's Terminalling and Storage operating segment.  The reclassification resulted in a decrease in operating expenses and an increase in cost of products sold of $6,697 for the year ended December 31, 2017, and a decrease in operating expenses and an increase in cost of products sold of $6,539 for the year ended December 31, 2016.

Acquisition of Martin Transport, Inc. On January 2, 2019, the Partnership acquired all of the issued and outstanding equity of Martin Transport, Inc. ("MTI") a wholly-owned subsidiary of Martin Resource Management Corporation which operates a fleet of tank trucks providing transportation of petroleum products, liquid petroleum gas, chemicals, sulfur and other

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)

products, as well as owns 23 terminals located throughout the Gulf Coast and Southeastern regions of the United States for total consideration as follows:

Purchase price[1]	$135,000
Plus: Working Capital Adjustment	2,795
Less: Finance lease obligations assumed	(11,682)
Cash consideration paid	$126,113

1The stock purchase agreement also includes a $10,000 earn-out based on certain performance thresholds.
The transaction closed on January 2, 2019 and was effective as of January 1, 2019 and was funded with borrowings under the Partnership's revolving credit facility.

The acquisition of MTI was considered a transfer of net assets between entities under common control. As a result, the acquisition of MTI was recorded at amounts based on the historical carrying value of these assets at January 1, 2019, and the Partnership is required to update its historical financial statements to include the activities of MTI as of the date of common control. The Partnership’s accompanying historical financial statements have been retrospectively updated to reflect the effects on financial position, cash flows and results of operations attributable to the activities of MTI as if the Partnership owned these assets for the periods presented. Net income attributable to MTI for periods prior to the Partnership’s acquisition of the assets is not allocated to the limited partners for purposes of calculating net income per limited partner unit. See Note 17.

(b)       Product Exchanges

The Partnership enters into product exchange agreements with third parties, whereby the Partnership agrees to exchange natural gas liquids ("NGLs") and sulfur with third parties.  The Partnership records the balance of exchange products due to other companies under these agreements at quoted market product prices and the balance of exchange products due from other companies at the lower of cost or market.  Cost is determined using the first-in, first-out ("FIFO") method.  Product exchanges with the same counterparty are entered into in contemplation of one another and are combined. The net amount related to location differentials is reported in "Product sales" or "Cost of products sold" in the Consolidated Statements of Operations.

(c)       Inventories

Inventories are stated at the lower of cost or market.  Cost is generally determined by using the FIFO method for all inventories except lubricants and lubricants packaging inventories. Lubricants and lubricants packaging inventories cost is determined using standard cost, which approximates actual cost, computed on a FIFO basis.

(d)      Revenue Recognition

Terminalling and Storage – Revenue is recognized for storage contracts based on the contracted monthly tank fixed fee.  For throughput contracts, revenue is recognized based on the volume moved through the Partnership’s terminals at the contracted rate.  For the Partnership’s tolling agreement, revenue is recognized based on the contracted monthly reservation fee and throughput volumes moved through the facility.  When lubricants and drilling fluids are sold by truck or rail, revenue is recognized upon delivering product to the customers as title to the product transfers when the customer physically receives the product. Delivery of product is invoiced as the transaction occurs and are generally paid within a month.

Natural Gas Services – NGL distribution revenue is recognized when product is delivered by truck, rail, or pipeline to the Partnership's NGL customers. Revenue is recognized on title transfer of the product to the customer. Delivery of product is invoiced as the transaction occurs and are generally paid within a month. Natural gas storage revenue is recognized when the service is provided to the customer. The performance of the service is invoiced as the transaction occurs and are generally paid within a month.

Sulfur Services – Revenue from sulfur product sales is recognized when the customer takes title to the product.  Delivery of product is invoiced as the transaction occurs and are generally paid within a month. Revenue from sulfur services is recognized as deliveries are made during each monthly period. The performance of the service is invoiced as the transaction occurs and are generally paid within a month.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)

Transportation – Revenue related to land transportation is recognized for line hauls based on a mileage rate. For contracted trips, revenue is recognized upon completion of the particular trip. The performance of the service is invoiced as the transaction occurs and is generally paid within a month. Revenue related to marine transportation is recognized for time charters based on a per day rate. For contracted trips, revenue is recognized upon completion of the particular trip. The performance of the service is invoiced as the transaction occurs and is generally paid within a month.

(e)       Equity Method Investments

The Partnership uses the equity method of accounting for investments in unconsolidated entities where the ability to exercise significant influence over such entities exists.  Investments in unconsolidated entities consist of capital contributions and advances plus the Partnership’s share of accumulated earnings as of the entities’ latest fiscal year-ends, less capital withdrawals and distributions.  Equity method investments are subject to impairment under the provisions of ASC 323-10, which relates to the equity method of accounting for investments in common stock.  No portion of the net income from these entities is included in the Partnership’s operating income.

(f)      Property, Plant, and Equipment

Owned property, plant, and equipment is stated at cost, less accumulated depreciation.  Owned buildings and equipment are depreciated using straight-line method over the estimated lives of the respective assets.

Equipment under capital leases is stated at the present value of minimum lease payments less accumulated amortization. Equipment under capital leases is amortized on a straight line basis over the estimated useful life of the asset.

Routine maintenance and repairs are charged to expense while costs of betterments and renewals are capitalized.  When an asset is retired or sold, its cost and related accumulated depreciation are removed from the accounts, and the difference between net book value of the asset and proceeds from disposition is recognized as gain or loss.

(g)      Goodwill and Other Intangible Assets

Goodwill is subject to a fair-value based impairment test on an annual basis, or more often if events or circumstances indicate there may be impairment. The Partnership is required to identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets. The Partnership is required to determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit. To the extent the carrying amount of a reporting unit exceeds the fair value of the reporting unit, the Partnership will record the amount of goodwill impairment as the excess of a reporting unit's carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit.

When assessing the recoverability of goodwill and other intangible assets, the Partnership may first assess qualitative factors in determining whether it is more likely than not that the fair value of a reporting unit or other intangible asset is less than its carrying amount. After assessing qualitative factors, if the Partnership determines that it is not more likely than not that the fair value of a reporting unit or other intangible asset is less than its carrying amount, then performing a quantitative assessment is not required. If an initial qualitative assessment indicates that it is more likely than not the carrying amount exceeds the fair value of a reporting unit or other intangible asset, a quantitative analysis will be performed. The Partnership may also elect to bypass the qualitative assessment and proceed directly to a quantitative analysis depending on the facts and circumstances.

All of the Partnership's four reporting units contain goodwill. No goodwill impairment was recorded for the year ended December 31, 2018 or 2017. During the second quarter of 2016, the Partnership experienced an impairment of $4,145 in the Partnership's transportation reporting unit.

In performing a quantitative analysis, recoverability of goodwill for each reporting unit is measured using a weighting of the discounted cash flow method and two market approaches (the guideline public company method and the guideline transaction method). The discounted cash flow model incorporates discount rates commensurate with the risks involved. Use of a discounted cash flow model is common practice in assessing impairment in the absence of available transactional market evidence to determine the fair value. The key assumptions used in the discounted cash flow valuation model include discount

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)

rates, growth rates, cash flow projections and terminal value rates. Discount rates, growth rates and cash flow projections are the most sensitive and susceptible to change as they require significant management judgment. Discount rates are determined by using a weighted average cost of capital ("WACC"). The WACC considers market and industry data as well as company-specific risk factors for each reporting unit in determining the appropriate discount rate to be used. The discount rate utilized for each reporting unit is indicative of the return an investor would expect to receive for investing in such a business. Management, considering industry and company specific historical and projected data, develops growth rates and cash flow projections for each reporting unit. Terminal value rate determination follows common methodology of capturing the present value of perpetual cash flow estimates beyond the last projected period assuming a constant WACC and low long-term growth rates. If the calculated fair value is less than the current carrying amount, the Partnership will record the amount of goodwill impairment as the excess of a reporting unit's carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit.

Significant changes in these estimates and assumptions could materially affect the determination of fair value for each reporting unit which could give rise to future impairment. Changes to these estimates and assumptions can include, but may not be limited to, varying commodity prices, volume changes and operating costs due to market conditions and/or alternative providers of services.

Other intangible assets that have finite lives are tested for impairment when events or circumstances indicate that the carrying value may not be recoverable. An impairment is indicated if the carrying amount of a long-lived intangible asset exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. If impairment is indicated, the Partnership would record an impairment loss equal to the difference between the carrying value and the fair value of the asset. There were no intangible asset impairments in 2018, 2017 or 2016.

(h)      Debt Issuance Costs

Debt issuance costs relating to the Partnership’s revolving credit facility and senior unsecured notes are deferred and amortized over the terms of the debt arrangements and are shown, net of accumulated amortization, as a reduction of the related long-term debt.

In connection with the issuance, amendment, expansion and restatement of debt arrangements, the Partnership incurred debt issuance costs of $1,312, $66 and $5,274 in the years ended December 31, 2018, 2017 and 2016, respectively.

During 2016, the Partnership made certain strategic amendments to its credit facility which, among other things, decreased its borrowing capacity from $700,000 to $664,444 and extended the maturity date of the facility from March 28, 2018 to March 28, 2020. In connection with the amendment, the Partnership expensed $820 of unamortized debt issuance costs determined not to have continuing benefit.

Remaining unamortized deferred issuance costs are amortized over the term of each respective revised debt arrangement.

Amortization and write-off of debt issuance costs, which is included in interest expense, totaled $3,445, $2,897 and $3,684 for the years ended December 31, 2018, 2017 and 2016, respectively.  Accumulated amortization amounted to $20,607 and $17,162 at December 31, 2018 and 2017, respectively.

(i)      Impairment of Long-Lived Assets

In accordance with ASC 360-10, long-lived assets, such as property, plant and equipment, and intangible assets with definite lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset.  If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.  Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and would no longer be depreciated.  The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)

In the fourth quarter of 2017, the Partnership identified a triggering event related to the planned disposition of certain assets that were no longer deemed core assets in the Partnership's Marine Transportation business. The triggering event was the assets' inability to generate cash flows in recent quarters and going forward. As a result, an impairment charge of $1,625 was recorded in the Marine Transportation segment results of operations in the fourth quarter of 2017. Additionally, the Partnership recorded an adjustment to the fair value less cost to sell of a certain asset classified as held for sale in the Martin Lubricants division of the Terminalling and Storage segment. As a result, an impairment charge of $600 was recorded in the Terminalling and Storage segment results of operations in the fourth quarter of 2017.

On August 25, 2017, Hurricane Harvey made landfall as a Category 4 hurricane. The storm lingered over Texas and Louisiana for days producing over 50 inches of rain in some areas, resulting in widespread flooding and damage. The Partnership experienced an impact from Hurricane Harvey in our Terminalling and Storage and Sulfur Services segments, where damages were suffered to the Partnership's property, plant, and equipment at its Neches, Stanolind, Galveston, and Harbor Island terminals located along the Texas gulf coast. The damage incurred did not exceed the insurance deductible at these locations and therefore the Partnership does not expect to receive any insurance proceeds resulting from the damage from Hurricane Harvey. In the third quarter of 2017, the Partnership recorded a write-off in the amount of $186 related to assets damaged.

In the fourth quarter of 2016, the Partnership identified a triggering event related to certain organic growth projects in the Smackover Refinery and Specialty Terminals divisions of the Partnership's Terminalling and Storage segment. These triggering events were the decision to not move forward with certain expansion projects due to the evaporation of the economic viability of the projects. Additionally, a triggering event was identified related to the planned disposition of certain assets that were no longer deemed core assets to the Partnership's Martin Lubricants division. As a result, an impairment charge of $15,252 was recorded in the Terminalling and Storage segment results of operations for the year ended December 31, 2016. Also, in the fourth quarter of 2016, the Partnership identified a triggering event related to the planned disposition of certain assets that were no longer deemed core assets in the Partnership's Marine Transportation business. The triggering event was the assets' inability to generate cash flows in recent quarters and going forward. As a result, an impairment charge of $11,701 was recorded in the Marine Transportation segment results of operations in the fourth quarter of 2016.

(j)      Asset Retirement Obligations

Under ASC 410-20, which relates to accounting requirements for costs associated with legal obligations to retire tangible, long-lived assets, the Partnership records an asset retirement obligation ("ARO") at fair value in the period in which it is incurred by increasing the carrying amount of the related long-lived asset. In each subsequent period, the liability is accreted over time towards the ultimate obligation amount and the capitalized costs are depreciated over the useful life of the related asset.

(k)     Derivative Instruments and Hedging Activities

In accordance with certain provisions of ASC 815-10 related to accounting for derivative instruments and hedging activities, all derivatives and hedging instruments are included in the Consolidated Balance Sheets as an asset or liability measured at fair value and changes in fair value are recognized currently in earnings unless specific hedge accounting criteria are met. If a derivative qualifies for hedge accounting, changes in the fair value can be offset against the change in the fair value of the hedged item through earnings or recognized in other comprehensive income until such time as the hedged item is recognized in earnings.

Derivative instruments not designated as hedges are marked to market with all market value adjustments being recorded in the Consolidated Statements of Operations.

(l)    Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the U.S.  Actual results could differ from those estimates.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)

(m)      Indirect Selling, General and Administrative Expenses

Indirect selling, general and administrative expenses are incurred by Martin Resource Management and allocated to the Partnership to cover costs of centralized corporate functions such as accounting, treasury, engineering, information technology, risk management and other corporate services.  Such expenses are based on the percentage of time spent by Martin Resource Management’s personnel that provide such centralized services.  Under an omnibus agreement with Martin Resource Management, the Partnership is required to reimburse Martin Resource Management for indirect general and administrative and corporate overhead expenses.  For the years ended December 31, 2018, 2017 and 2016, the conflicts committee of the Partnership's general partner ("Conflicts Committee") approved reimbursement amounts of  $16,416, $16,416 and $13,033, respectively, reflecting the Partnership's allocable share of such expenses.  The Conflicts Committee will review and approve future adjustments in the reimbursement amount for indirect expenses, if any, annually.

(n)      Environmental Liabilities and Litigation

The Partnership’s policy is to accrue for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable.  Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study.  Such accruals are adjusted as further information develops or circumstances change.  Costs of future expenditures for environmental remediation obligations are not discounted to their present value.  Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

(o)      Trade and Accrued Accounts Receivable and Allowance for Doubtful Accounts.

Trade accounts receivable are recorded at the invoiced amount and do not bear interest.  The allowance for doubtful accounts is the Partnership’s best estimate of the amount of probable credit losses in the Partnership’s existing accounts receivable.

(p)      Deferred Catalyst Costs

The cost of the periodic replacement of catalysts is deferred and amortized over the catalyst’s estimated useful life, which ranges from 12 to 36 months.

(q)      Deferred Turnaround Costs

The Partnership capitalizes the cost of major turnarounds and amortizes these costs over the estimated period to the next turnaround, which ranges from 12 to 36 months.

(r)      Income Taxes

The Partnership is subject to the Texas margin tax, which is considered a state income tax, and is included in income tax expense on the Consolidated Statements of Operations. Since the tax base on the Texas margin tax is derived from an income-based measure, the margin tax is construed as an income tax and, therefore, the recognition of deferred taxes applies to the margin tax. The impact on deferred taxes as a result of this provision is immaterial.

Prior to the acquisition, MTI was a Qualified Subchapter S subsidiary ("QSub") of Martin Resource Management Corporation, a qualifying S Corporation. A QSub is not treated as a separate corporation for federal income tax purposes as it is deemed liquidated into its S Corporation parent. S Corporations are generally not subject to income taxes because income and losses flow through to shareholders and are reported on their individual returns. Subsequent to the transaction, the QSub election will be terminated resulting in MTI being taxed as a C Corporation.

The Partnership's financial statements recognize the current and deferred income tax consequences that result from MTI’s activities during the current period pursuant to the provisions of ASC 740 related to income taxes.

Three states in which MTI currently is subject to taxation - Louisiana, New Jersey and Tennessee - do not recognize the federal S Corporation status and, therefore, tax MTI on a C Corporation basis. State income taxes are accounted for under the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)

attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards.

All income tax positions taken for all open years are more likely than not to be sustained based upon their technical merit under applicable tax laws.

(s)      Comprehensive Income

Comprehensive income includes net income and other comprehensive income.  There are no items of other comprehensive income or loss in any of the years presented.

NOTE 3. RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU replaced most existing revenue recognition guidance in U.S. GAAP. The new standard is effective for the Partnership on January 1, 2018. The standard permits the use of either the retrospective or cumulative effect transition method. The Partnership adopted the new standard utilizing the cumulative effect method which resulted in no cumulative effect of the adoption being recorded as of January 1, 2018. The Partnership adopted ASU 2014-09 on January 1, 2018 and did not identify any significant changes in the timing of revenue recognition when considering the amended accounting guidance. Additional disclosures related to revenue recognition appear in "Note 6. Revenue."

In February 2016, the FASB issued ASU 2016-02, Leases, which introduces the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous guidance. Lessor accounting under the new standard is substantially unchanged and the Partnership believes substantially all of our leases will continue to be classified as operating leases under the new standard. Additional qualitative and quantitative disclosures, including significant judgments made by management, will be required.  The update is effective for annual reporting periods beginning after December 15, 2018, including interim periods within those reporting periods, with early adoption permitted. The original guidance required application on a modified retrospective basis with the earliest period presented. In August 2018, the FASB issued ASU 2018-11, Targeted Improvements to ASC 842, which includes an option to not restate comparative periods in transition and elect to use the effective date of ASC 842, Leases, as the date of initial application of transition. Based on the effective date, this guidance will apply and the Partnership will adopt this ASU beginning on January 1, 2019 and plans to elect the transition option provided under ASU 2018-11. Consequently, financial information will not be updated and the disclosures required under the new standard will not be provided for dates and periods before January 1, 2019.

The new standard provides a number of optional practical expedients in transition. The Partnership expects to elect the "package of practical expedients", which permits the Partnership not to reassess under the new standard our prior conclusions about lease identification, lease classification and initial direct costs. The new standard also provides practical expedients for an entity’s ongoing accounting. The Partnership expects to elect the short-term lease recognition exemption for all leases that qualify. This means, for those assets that qualify, the Partnership will not recognize ROU assets or lease liabilities, and this includes not recognizing ROU assets or lease liabilities for existing short-term leases of those assets in transition.

Based on its current lease portfolio, the Partnership estimates that the adoption of this ASU will result in approximately $26,384 of additional assets and liabilities being reflected on its Consolidated Balance Sheet as of January 1, 2019.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)

NOTE 4. ACQUISITIONS

Acquisition of Terminalling Assets.    On February 22, 2017, the Partnership acquired 100% of the membership interests of MEH South Texas Terminals LLC ("MEH"), a subsidiary of Martin Resource Management, for a purchase price of $27,420 (the "Hondo Acquisition"), which was was funded with borrowings under the Partnership's revolving credit facility. At the date of acquisition, MEH was in the process of constructing an asphalt terminal facility in Hondo, Texas (the "Hondo Terminal"), which will serve the asphalt market in San Antonio, Texas and surrounding areas. This acquisition is considered a transfer of net assets between entities under common control. The acquisition of these assets was recorded at the historical carrying value of the assets at the acquisition date. The excess of the purchase price over the carrying value of the assets of $7,887 was recorded as an adjustment to "Partners' capital."

Purchase price	$27,420
Historical carrying value of assets allocated to "Property, plant and equipment"	(19,533)
Excess purchase price over carrying value of acquired assets	$7,887

As no individual line item of the historical financial statements of the acquired assets was in excess of 3% of the Partnership's relative consolidated financial statement captions, the Partnership elected not to retrospectively recast the historical financial information to include these assets.

NOTE 5. DISCONTINUED OPERATIONS, DIVESTITURES, AND ASSETS HELD FOR SALE

Divestitures

Divestiture of WTLPG Partnership Interest. On July 31, 2018, the Partnership completed the sale of its 20 percent non-operating interest in WTLPG to ONEOK. WTLPG owns an approximate 2,300 mile common-carrier pipeline system that primarily transports NGLs from New Mexico and Texas to Mont Belvieu, Texas for fractionation. A wholly-owned subsidiary of ONEOK is the operator of the assets. In consideration for the sale of these assets, the Partnership received cash proceeds of $193,705, after transaction fees and expenses. The proceeds from the sale were used to reduce outstanding borrowings under the Partnership's revolving credit facility.  The Partnership has concluded the disposition represents a strategic shift and will have a major effect on its financial results going forward. As a result, the Partnership has presented the results of operations and cash flows relating to its equity method investment in WTLPG as discontinued operations for the years ended December 31, 2018, 2017, and 2016.

The operating results, which are included in income from discontinued operations, were as follows:

	For the Year Ended December 31,
	2018	2017	2016

Total costs and expenses and other, net, excluding depreciation and amortization[1]	$(247)	$(186)	$(65)
Other operating income[2]	48,564	—	—
Equity in earnings	3,383	4,314	4,714
Income from discontinued operations before income taxes	51,700	4,128	4,649
Income tax expense	—	—	—
Income from discontinued operations, net of income taxes	$51,700	$4,128	$4,649

1 These expenses represent direct operating expenses as a result of the Partnership's ownership interest in WTLPG.

2 Other operating income represents the gain on the disposition of the investment in WTLPG.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)

Divestiture of Terminalling Assets. On December 21, 2016, the Partnership sold its 900,000 barrel crude oil storage terminal, refined product barge terminal, certain pipelines and related easements as well as dockage and trans-loading assets located in Corpus Christi, Texas (collectively the "CCCT Assets") to NuStar Logistics, L.P. ("NuStar") for gross consideration of $107,000 plus the reimbursement of certain capital expenditures and prepaid items of $2,057. The Partnership received net proceeds of approximately $93,347 after transaction fees and expenses as well as the application of certain net cash payments previously received by us in conjunction with its mandated relocation of certain dockage assets to the purchase price in the amount of $13,400. Proceeds from the sale were used to reduce outstanding borrowings under the Partnership's revolving credit facility. The Partnership recorded a gain from the divestiture of $37,345, which was included in "Other operating income, net" on the Partnership's Consolidated Statements of Operations for the year ended December 31, 2016. Net income attributable to the CCCT Assets included in the Partnership's Consolidated Statements of Operations was $0, $0, and $43,804 for the years ended December 31, 2018, 2017, and 2016, respectively.

The divestiture of the CCCT Assets did not qualify for discontinued operations presentation under the guidance of ASC 205-20.

Long-Lived Assets Held for Sale

In the fourth quarter of 2017, the Partnership identified certain assets that were no longer deemed core to the operations of the Partnership in the inland division of the Marine Transportation segment. Additionally, the Partnership recorded an adjustment to the fair value less cost to sell of a certain asset classified as held for sale in the Martin Lubricants division of the Terminalling and Storage segment. As a result, an impairment charge of $600 and $1,625 was recorded in the Terminalling and Storage and Marine Transportation segments, respectively, in the fourth quarter of 2017 and was presented as "Impairment of long-lived assets" in the Partnership's Consolidated Statements of Operations.

In the fourth quarter of 2016, the Partnership identified certain assets that were no longer deemed core to the operations of the Partnership in the Smackover refinery and Martin Lubricants divisions of the Terminalling and Storage segment as well as the inland and offshore divisions of the Marine Transportation segment. These assets were deemed non-core due to the each asset's inability to generate cash flows in recent quarters as well as the expected cash flows in future quarters. As a result, an impairment charge of $15,252 and $11,701 was recorded in the Terminalling and Storage and Marine Transportation segments, respectively, in the fourth quarter of 2016 and was presented as "Impairment of long-lived assets" in the Partnership's Consolidated Statements of Operations.

At December 31, 2018 and 2017, the assets met the criteria to be classified as held for sale in accordance with ASC 360-10 and are presented at the assets' fair value less cost to sell by segment in current assets as follows:

	December 31, 2018	December 31, 2017

Terminalling and storage	$3,552	$4,152
Marine transportation	2,100	5,427
Assets held for sale	$5,652	$9,579

During 2018, the Partnership received $1,002 in proceeds from the sale of assets classified as held for sale resulting in a loss of $1,022, which was presented as a component of "Other operating income (loss), net" in the Partnership's Consolidated Statements of Operations.

During 2017, the Partnership received $8,341 in proceeds from the sale of assets classified as held for sale resulting in a gain of $822, which was presented as a component of "Other operating income (loss), net" in the Partnership's Consolidated Statements of Operations.

The non-core assets discussed above did not qualify for discontinued operations presentation under the guidance of ASC 205-20.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)

NOTE 6. REVENUE

The following table disaggregates our revenue by major source:

	2018	2017	2016

Terminalling and storage segment
Lubricant product sales	$145,236	$130,392	$113,447
Throughput and storage	96,204	99,643	123,056
	$241,440	$230,035	$236,503
Natural gas services segment
Natural gas liquids product sales	$496,007	$473,860	$330,192
Natural gas storage	52,109	58,817	61,133
	$548,116	$532,677	$391,325
Sulfur service segment
Sulfur product sales	$46,347	$49,204	$53,327
Fertilizer product sales	75,041	74,528	76,931
Sulfur services	11,148	10,952	10,800
	$132,536	$134,684	$141,058
Transportation segment
Land transportation	$99,751	$86,771	$91,579
Inland transportation	44,580	42,874	50,556
Offshore transportation	5,790	5,705	7,734
	$150,121	$135,350	$149,869

Revenue is measured based on a consideration specified in a contract with a customer and excludes amounts collected on behalf of third parties where the Partnership is acting as an agent. The Partnership recognizes revenue when the Partnership satisfies a performance obligation, which typically occurs when the Partnership transfers control over a product to a customer or as the Partnership delivers a service.

The following is a description of the principal activities - separated by reportable segments - from which the Partnership generates revenue.

Terminalling and Storage Segment

Revenue is recognized for storage contracts based on the contracted monthly tank fixed fee.  For throughput contracts, revenue is recognized based on the volume moved through the Partnership’s terminals at the contracted rate.  For the Partnership’s tolling agreement, revenue is recognized based on the contracted monthly reservation fee and throughput volumes moved through the facility.  When lubricants and drilling fluids are sold by truck or rail, revenue is recognized when title is transferred, which is either upon delivering product to the customer or when the product leaves the Partnership's facility, depending on the specific terms of the contract. Delivery of product is invoiced as the transaction occurs and is generally paid within a month.

Natural Gas Services Segment

Natural Gas Liquids ("NGL") distribution revenue is recognized when product is delivered by truck, rail, or pipeline to the Partnership's NGL customers. Revenue is recognized on title transfer of the product to the customer. Delivery of product is invoiced as the transaction occurs and are generally paid within a month. Natural gas storage revenue is recognized when the service is provided to the customer. The performance of the service is invoiced as the transaction occurs and is generally paid within a month.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)

Sulfur Services Segment

Revenue from sulfur product sales is recognized when the customer takes title to the product.  Delivery of product is invoiced as the transaction occurs and are generally paid within a month. Revenue from sulfur services is recognized as services are performed during each monthly period. The performance of the service is invoiced as the transaction occurs and is generally paid within a month.

Transportation Segment

Revenue related to land transportation is recognized for line hauls based on a mileage rate. For contracted trips, revenue is recognized upon completion of the particular trip. The performance of the service is invoiced as the transaction occurs and is generally paid within a month.

Revenue related to marine transportation is recognized for time charters based on a per day rate. For contracted trips, revenue is recognized upon completion of the particular trip. The performance of the service is invoiced as the transaction occurs and is generally paid within a month.

The table includes estimated minimum revenue expected to be recognized in the future related to performance obligations that are unsatisfied at the end of the reporting period. The Partnership applies the practical expedient in ASC 606-10-50-14(a) and does not disclose information about remaining performance obligations that have original expected durations of one year or less.

	2019	2020	2021	2022	2023	Thereafter	Total
Terminalling and storage
Throughput and storage	$50,079	$49,354	$46,642	$42,735	$42,854	$392,624	$624,288
Natural gas services
Natural gas storage	37,979	32,119	26,276	24,615	10,107	—	131,096
Sulfur services
Sulfur product sales	17,082	4,898	1,181	295	—	—	23,456
Transportation
Offshore transportation	6,205	—	—	—	—	—	6,205
Total	$111,345	$86,371	$74,099	$67,645	$52,961	$392,624	$785,045

NOTE 7. INVENTORIES

Components of inventories at December 31, 2018 and 2017 were as follows:

	2018	2017
Natural gas liquids	$32,388	$47,462
Sulfur	12,818	8,436
Fertilizer	14,208	18,674
Lubricants	22,887	20,086
Other	3,906	3,594
	$86,207	$98,252

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)

NOTE 8. PROPERTY, PLANT, AND EQUIPMENT

At December 31, 2018 and 2017, property, plant and equipment consisted of the following:

	Depreciable Lives	2018	2017
Land	—	$24,046	$23,326
Improvements to land and buildings	10-25 years	134,859	140,876
Storage equipment	5-50 years	174,913	178,883
Marine vessels	4-25 years	191,070	176,782
Operating plant and equipment	3-50 years	674,522	660,616
Base Gas	—	43,755	43,799
Furniture, fixtures and other equipment	3-20 years	12,338	11,646
Transportation equipment	3-7 years	40,856	30,267
Construction in progress		15,214	23,531
		$1,311,573	$1,289,726

Depreciation expense for the years ended December 31, 2018, 2017 and 2016 was $70,535, $73,187 and $74,167, respectively, which includes amortization of fixed assets acquired under capital lease obligations of $1,174, $139, and $1. Gross assets under capital leases were $14,058 and $3,654 at December 31, 2018 and 2017, respectively. Accumulated amortization associated with capital leases was $1,266 and $140 at December 31, 2018 and 2017, respectively.

Additions to property, plant and equipment included in accounts payable at December 31, 2018 and 2017 were $2,166 and $4,100, respectively. Equipment purchased under capital lease obligations was $10,472, $3,551, and $93 for the years ended December 31, 2018, 2017, and 2016, respectively.

NOTE 9. GOODWILL

The following table represents the goodwill balance by reporting unit at December 31, 2018 and 2017 as follows:

	2018	2017
Carrying amount of goodwill:
Terminalling and storage	$11,868	$11,868
Natural gas services	79	79
Sulfur services	5,349	5,349
Transportation	489	489
Total goodwill	$17,785	$17,785

During the impairment evaluation performed at August 31, 2018 and 2017, the Partnership first assessed qualitative factors in determining whether it is more likely than not that the fair value of a reporting unit or other intangible asset is less than its carrying amount. After assessing qualitative factors, the Partnership determined that it is not more likely than not that the fair value of its reporting units are less than its carrying amount. Therefore, no impairment was recorded for the year ended December 31, 2018 or 2017.

During the second quarter of 2016, the Partnership determined that the state of market conditions in the Transportation reporting unit, including the demand for utilization, day rates and the current oversupply of inland tank barges, indicated that an impairment of goodwill may exist. As a result, the Partnership assessed qualitative factors and determined that the Partnership could not conclude it was more likely than not that the fair value of goodwill exceeded its carrying value. In turn, the Partnership prepared a quantitative analysis of the fair value of the goodwill as of June 30, 2016, based on the weighted average valuation of the aforementioned income and market based valuation approaches. The underlying results of the valuation were driven by actual results during the six months ended June 30, 2016 and the pricing and market conditions existing as of June 30, 2016, which were below forecasts at the time of the previous goodwill assessments. Other key estimates, assumptions and inputs used in the valuation included long-term growth rates, discounts rates, terminal values, valuation multiples and relative valuations when comparing the reporting unit to similar businesses or asset bases. Upon completion of the analysis,

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)

a $4,145 impairment of all goodwill in the Transportation reporting unit was incurred during the second quarter of 2016. The Partnership did not recognize any other goodwill impairment losses for the year ended December 31, 2016.

NOTE 10. LEASES

The Partnership has numerous non-cancelable operating leases primarily for terminal facilities and transportation and other equipment. The leases generally provide that all expenses related to the equipment are to be paid by the lessee. The Partnership also has cancelable operating lease land rentals and outside marine vessel charters.

The Partnership’s future minimum lease obligations as of December 31, 2018 consist of the following:

Fiscal year	Operating Leases	Finance Leases

2019	$13,126	$6,022
2020	7,194	6,068
2021	4,262	223
2022	2,642	260
2023	1,749	—
Thereafter	7,823	—
Total	$36,796	12,573
Less amounts representing interest costs		(892)
Present value of net minimum capital lease payments		11,681
Less current portion		(5,409)
Present value of net minimum capital lease payments, excluding current portion		$6,272

Rent expense for continuing operating leases for the years ended December 31, 2018, 2017 and 2016 was $23,523, $46,631 and $58,235, respectively.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)

NOTE 11. INVESTMENT IN WTLPG

As discussed in Note 5, on July 31, 2018, the Partnership completed the sale of its 20 percent non-operating interest in WTLPG. Prior to the sale, the Partnership owned a 19.8% limited partnership and 0.2% general partnership interest in WTLPG. A wholly-owned subsidiary of ONEOK is the operator of the assets. WTLPG owns an approximate 2,300 mile common-carrier pipeline system that primarily transports NGLs from New Mexico and Texas to Mont Belvieu, Texas for fractionation. The Partnership recognized its 20% interest in WTLPG as "Investment in WTLPG" on its Consolidated Balance Sheets. The Partnership accounted for its ownership interest in WTLPG under the equity method of accounting. As discussed in Note 5, the Partnership sold its 20% non-operating partnership interest to ONEOK on July 31, 2018.

Selected financial information for WTLPG during the period of ownership is as follows:

	As of July 31,			Seven Months Ended July 31,
	Total Assets	Long-Term Debt	Members’ Equity/Partners' Capital	Revenues	Net Income
2018
WTLPG	$928,349	$—	$868,894	$55,534	$16,642

	As of December 31,			Years ended December 31,
	Total Assets	Long-Term Debt	Members’ Equity/Partners' Capital	Revenues	Net Income
2017
WTLPG	$837,163	$—	$787,426	$87,048	$21,571
2016
WTLPG	$812,464	$—	$790,406	$88,468	$23,883

NOTE 12. FAIR VALUE MEASUREMENTS

The Partnership uses a valuation framework based upon inputs that market participants use in pricing certain assets and liabilities. These inputs are classified into two categories: observable inputs and unobservable inputs. Observable inputs represent market data obtained from independent sources. Unobservable inputs represent the Partnership's own market assumptions. Unobservable inputs are used only if observable inputs are unavailable or not reasonably available without undue cost and effort. The two types of inputs are further prioritized into the following hierarchy:

Level 1: Quoted market prices in active markets for identical assets or liabilities.
Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.
Level 3: Unobservable inputs that reflect the entity's own assumptions and are not corroborated by market data.

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Level 2
	December 31,
	2018	2017
Commodity derivative contracts, net	$4	$(72)

The Partnership is required to disclose estimated fair values for its financial instruments. Fair value estimates are set forth below for these financial instruments. The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

•
Accounts and other receivables, trade and other accounts payable, accrued interest payable, other accrued liabilities, income taxes payable and due from/to affiliates: The carrying amounts approximate fair value due to the short maturity and highly liquid nature of these instruments, and as such these have been excluded from the table below. There is negligible credit risk associated with these instruments.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)

•
Long-term debt: The carrying amount of the revolving credit facility approximates fair value due to the debt having a variable interest rate and is in Level 2. The Partnership has not had any indicators which represent a change in the market spread associated with its variable interest rate debt. The estimated fair value of the senior unsecured notes is considered Level 1, as the fair value is based on quoted market prices in active markets.

	December 31, 2018		December 31, 2017
	Carrying Value	Fair Value	Carrying Value	Fair Value
2021 Senior unsecured notes	$372,996	$360,138	$372,618	$381,657

NOTE 13. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Partnership’s results of operations could be materially impacted by changes in NGL prices and interest rates. In an effort to manage its exposure to these risks, the Partnership periodically enters into various derivative instruments, including commodity and interest rate hedges. All derivatives and hedging instruments are included on the balance sheet as an asset or a liability measured at fair value and changes in fair value are recognized currently in earnings. All of the Partnership's derivatives are non-hedge derivatives and therefore all changes in fair values are recognized as gains and losses in the earnings of the periods in which they occur.

(a)    Commodity Derivative Instruments

The Partnership from time to time has used derivatives to manage the risk of commodity price fluctuation. Commodity risk is the adverse effect on the value of a liability or future purchase that results from a change in commodity price.  The Partnership has established a hedging policy and monitors and manages the commodity market risk associated with potential commodity risk exposure.  In addition, the Partnership has focused on utilizing counterparties for these transactions whose financial condition is appropriate for the credit risk involved in each specific transaction. The Partnership has entered into hedging transactions as of December 31, 2018 to protect a portion of its commodity price risk exposure. These hedging arrangements are in the form of swaps for NGLs. The Partnership has instruments totaling a gross notional quantity of 55 barrels settling during the period from January 31, 2019 through February 28, 2019. At December 31, 2017, the Partnership had instruments totaling a gross notional quantity of 145 barrels settling during the period from January 31, 2018 through February 28, 2018. These instruments settle against the applicable pricing source for each grade and location.

(b)    Interest Rate Derivative Instruments

The Partnership is exposed to market risks associated with interest rates. Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. We minimize this market risk by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken. The Partnership enters into interest rate swaps to manage interest rate risk associated with the Partnership’s variable rate credit facility and its senior unsecured notes.

During the twelve months ended December 31, 2016, the Partnership entered into contracts which provided the counterparty the option to enter into swap contracts to hedge the Partnership's exposure to changes in the fair value of its senior unsecured notes ("interest rate swaptions"). In connection with the interest rate swaption contracts, the Partnership received premiums of $630, which represented the fair value on the date the transactions were initiated and were initially recorded as a derivative liability on the Partnership's Consolidated Balance Sheet, during the twelve months ended December 31, 2016. Each of the interest rate swaptions was fully amortized as of December 31, 2016. Interest rate swaption contract premiums received are amortized over the period from initiation of the contract through their termination date. For the twelve months ended December 31, 2016, the Partnership recognized $630 of premium in "Interest expense, net" on the Partnership's Consolidated Statement of Operations related to the interest rate swaption contracts.

     For information regarding fair value amounts and gains and losses on interest rate derivative instruments and related hedged items, see "Tabular Presentation of Gains and Losses on Derivative Instruments and Related Hedged Items" below.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)

(c)    Tabular Presentation of Gains and Losses on Derivative Instruments

The following table summarizes the fair values and classification of the Partnership’s derivative instruments in its Consolidated Balance Sheets:

	Fair Values of Derivative Instruments in the Consolidated Balance Sheet
	Derivative Assets			Derivative Liabilities
		Fair Values			Fair Values
	Balance Sheet Location	December 31, 2018	December 31, 2017	Balance Sheet Location	December 31, 2018	December 31, 2017
Derivatives not designated as hedging instruments:	Current:
Commodity contracts	Fair value of derivatives	$4	$—	Fair value of derivatives	$—	$72
Total derivatives not designated as hedging instruments		$4	$—		$—	$72

Effect of Derivative Instruments on the Consolidated Statement of Operations For the Twelve Months Ended December 31, 2018, 2017, and 2016

	Location of Gain or (Loss) Recognized in Income on Derivatives	Amount of (Gain) or Loss Recognized in Income on Derivatives
		2018	2017	2016
Derivatives not designated as hedging instruments:
Interest rate swaption contracts	Interest expense	$—	$—	$(630)
Interest rate contracts	Interest expense	—	—	(366)
Commodity contracts	Cost of products sold	(14,024)	1,304	5,129
Total derivatives not designated as hedging instruments		$(14,024)	$1,304	$4,133

NOTE 14. RELATED PARTY TRANSACTIONS

As of December 31, 2018, Martin Resource Management owned 6,114,532 of the Partnership’s common units representing approximately 15.7% of the Partnership’s outstanding limited partnership units.  Martin Resource Management controls the Partnership's general partner by virtue of its 51% voting interest in Holdings, the sole member of the Partnership's general partner. The Partnership’s general partner, MMGP, owns a 2% general partner interest in the Partnership and the Partnership’s incentive distribution rights.  The Partnership’s general partner’s ability, as general partner, to manage and operate the Partnership, and Martin Resource Management’s ownership as of December 31, 2018, of approximately 15.7% of the Partnership’s outstanding limited partnership units, effectively gives Martin Resource Management the ability to veto some of the Partnership’s actions and to control the Partnership’s management.

The following is a description of the Partnership’s material related party agreements:

Omnibus Agreement

              Omnibus Agreement.  The Partnership and its general partner are parties to the Omnibus Agreement dated November 1, 2002, with Martin Resource Management that governs, among other things, potential competition and indemnification obligations among the parties to the agreement, related party transactions, the provision of general administration and support services by Martin Resource Management and the Partnership’s use of certain Martin Resource Management trade names and trademarks. The Omnibus Agreement was amended on November 25, 2009, to include processing crude oil into finished products including naphthenic lubricants, distillates, asphalt and other intermediate cuts. The Omnibus Agreement was amended further on October 1, 2012, to permit the Partnership to provide certain lubricant packaging products and services to Martin Resource Management.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)

Non-Competition Provisions. Martin Resource Management has agreed for so long as it controls the general partner of the Partnership, not to engage in the business of:

•	providing terminalling and storage services for petroleum products and by-products including the refining, blending and packaging of finished lubricants;

•providing land and marine transportation of petroleum products and by-products;

•distributing NGLs; and

•manufacturing and selling sulfur-based fertilizer products and other sulfur-related products.

This restriction does not apply to:

•	the ownership and/or operation on the Partnership’s behalf of any asset or group of assets owned by it or its affiliates;

•	any business operated by Martin Resource Management, including the following:

◦	distributing fuel oil, asphalt, marine fuel and other liquids;

◦	providing marine bunkering and other shore-based marine services in Texas, Louisiana, Mississippi, Alabama, and Florida;

◦	operating a crude oil gathering business in Stephens, Arkansas;

◦	providing crude oil gathering, refining, and marketing services of base oils, asphalt, and distillate products in Smackover, Arkansas;

◦	providing crude oil marketing and transportation from the well head to the end market;

◦	operating an environmental consulting company;

◦	operating an engineering services company;

◦	supplying employees and services for the operation of the Partnership's business; and

◦	operating, solely for the Partnership's account, the asphalt facilities in Omaha, Nebraska, Port Neches, Texas, Hondo, Texas, and South Houston, Texas.

•	any business that Martin Resource Management acquires or constructs that has a fair market value of less than $5,000;

•
any business that Martin Resource Management acquires or constructs that has a fair market value of $5,000 or more if the Partnership has been offered the opportunity to purchase the business for fair market value and the Partnership declines to do so with the concurrence of the Conflicts Committee; and

•
any business that Martin Resource Management acquires or constructs where a portion of such business includes a restricted business and the fair market value of the restricted business is $5,000 or more and represents less than 20% of the aggregate value of the entire business to be acquired or constructed; provided that, following completion of the acquisition or construction, the Partnership will be provided the opportunity to purchase the restricted business.

Services.  Under the Omnibus Agreement, Martin Resource Management provides the Partnership with corporate staff, support services, and administrative services necessary to operate the Partnership’s business. The Omnibus Agreement requires the Partnership to reimburse Martin Resource Management for all direct expenses it incurs or payments it makes on the Partnership’s behalf or in connection with the operation of the Partnership’s business. There is no monetary limitation on the amount the Partnership is required to reimburse Martin Resource Management for direct expenses.  In addition to the direct

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)

expenses, under the Omnibus Agreement, the Partnership is required to reimburse Martin Resource Management for indirect general and administrative and corporate overhead expenses.

Effective January 1, 2018, through December 31, 2018, the Conflicts Committee approved an annual reimbursement amount for indirect expenses of $16,416.  The Partnership reimbursed Martin Resource Management for $16,416, $16,416 and $13,033 of indirect expenses for the years ended December 31, 2018, 2017 and 2016, respectively.  The Conflicts Committee will review and approve future adjustments in the reimbursement amount for indirect expenses, if any, annually.

These indirect expenses are intended to cover the centralized corporate functions Martin Resource Management provides for the Partnership, such as accounting, treasury, clerical, engineering, legal, billing, information technology, administration of insurance, general office expenses and employee benefit plans and other general corporate overhead functions the Partnership shares with Martin Resource Management retained businesses. The provisions of the Omnibus Agreement regarding Martin Resource Management’s services will terminate if Martin Resource Management ceases to control the general partner of the Partnership.

Related  Party Transactions. The Omnibus Agreement prohibits the Partnership from entering into any material agreement with Martin Resource Management without the prior approval of the Conflicts Committee. For purposes of the Omnibus Agreement, the term material agreements means any agreement between the Partnership and Martin Resource Management that requires aggregate annual payments in excess of then-applicable agreed upon reimbursable amount of indirect general and administrative expenses. Please read "Services" above.

License Provisions. Under the Omnibus Agreement, Martin Resource Management has granted the Partnership a nontransferable, nonexclusive, royalty-free right and license to use certain of its trade names and marks, as well as the trade names and marks used by some of its affiliates.

Amendment and Termination. The Omnibus Agreement may be amended by written agreement of the parties; provided, however, that it may not be amended without the approval of the Conflicts Committee if such amendment would adversely affect the unitholders. The Omnibus Agreement was first amended on November 25, 2009, to permit the Partnership to provide refining services to Martin Resource Management.  The Omnibus Agreement was amended further on October 1, 2012, to permit the Partnership to provide certain lubricant packaging products and services to Martin Resource Management.  Such amendments were approved by the Conflicts Committee.  The Omnibus Agreement, other than the indemnification provisions and the provisions limiting the amount for which the Partnership will reimburse Martin Resource Management for general and administrative services performed on its behalf, will terminate if the Partnership is no longer an affiliate of Martin Resource Management.

Master Transportation Services Agreement

Master Transportation Agreement.  MTI, a wholly owned subsidiary of the Partnership, is a party to a master transportation services agreement effective January 1, 2019, with certain wholly owned subsidiaries of Martin Resource Management Corporation. Under the agreement, MTI agreed to transport Martin Resource Management Corporation's petroleum products and by-products.

Term and Pricing. The agreement will continue unless either party terminates the agreement by giving at least 30 days' written notice to the other party.  These rates are subject to any adjustments which are mutually agreed upon or in accordance with a price index. Additionally, shipping charges are also subject to fuel surcharges determined on a weekly basis in accordance with the U.S. Department of Energy’s national diesel price list.

Indemnification.  MTI has agreed to indemnify Martin Resource Management Corporation against all claims arising out of the negligence or willful misconduct of MTI and its officers, employees, agents, representatives and subcontractors. Martin Resource Management Corporation has agreed to indemnify MTI against all claims arising out of the negligence or willful misconduct of Martin Resource Management Corporation and its officers, employees, agents, representatives and subcontractors. In the event a claim is the result of the joint negligence or misconduct of MTI and Martin Resource Management Corporation, indemnification obligations will be shared in proportion to each party’s allocable share of such joint negligence or misconduct.

As discussed in Item 1. Business, the Partnership purchased Martin Transport, Inc. effective January 1, 2019.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)

Marine Agreements

Marine Transportation Agreement. The Partnership is a party to a marine transportation agreement effective January 1, 2006, as amended, under which the Partnership provides marine transportation services to Martin Resource Management on a spot-contract basis at applicable market rates.  Effective each January 1, this agreement automatically renews for consecutive one year periods unless either party terminates the agreement by giving written notice to the other party at least 60 days prior to the expiration of the then applicable term. The fees the Partnership charges Martin Resource Management are based on applicable market rates.

Marine Fuel.  The Partnership is a party to an agreement with Martin Resource Management dated November 1, 2002 under which Martin Resource Management provides the Partnership with marine fuel from its locations in the Gulf of Mexico at a fixed rate in excess of a price index.  Under this agreement, the Partnership agreed to purchase all of its marine fuel requirements that occur in the areas serviced by Martin Resource Management.

Terminal Services Agreements

Diesel Fuel Terminal Services Agreement.  Effective January 1, 2016, the Partnership entered into a second amended and restated terminalling services agreement under which the Partnership provides terminal services to Martin Resource Management for marine fuel distribution.  At such time, the per gallon throughput fee the Partnership charged under this agreement was increased when compared to the previous agreement and may be adjusted annually based on a price index.  This agreement was further amended on January 1, 2017 and October 1, 2017 to modify its minimum throughput requirements and throughput fees. This agreement, as amended, expired September 30, 2018 and continued thereafter on a month to month basis until terminated by either party by giving 60 days’ written notice.

Miscellaneous Terminal Services Agreements.  The Partnership is currently party to several terminal services agreements and from time to time the Partnership may enter into other terminal service agreements for the purpose of providing terminal services to related parties. Individually, each of these agreements is immaterial but when considered in the aggregate they could be deemed material. These agreements are throughput based with a minimum volume commitment. Generally, the fees due under these agreements are adjusted annually based on a price index.

Other Agreements

  Cross Tolling Agreement. The Partnership is a party to an amended and restated tolling agreement with Cross Oil Refining and Marketing, Inc. ("Cross") dated October 28, 2014, under which the Partnership processes crude oil into finished products, including naphthenic lubricants, distillates, asphalt and other intermediate cuts for Cross.  The tolling agreement expires November 25, 2031.  Under this tolling agreement, Cross agreed to process a minimum of 6,500 barrels per day of crude oil at the facility at a fixed price per barrel.  Any additional barrels are processed at a modified price per barrel.  In addition, Cross agreed to pay a monthly reservation fee and a periodic fuel surcharge fee based on certain parameters specified in the tolling agreement.  All of these fees (other than the fuel surcharge) are subject to escalation annually based upon the greater of 3% or the increase in the Consumer Price Index for a specified annual period.  In addition, on the third, sixth and ninth anniversaries of the agreement, the parties can negotiate an upward or downward adjustment in the fees subject to their mutual agreement.

Sulfuric Acid Sales Agency Agreement. The Partnership was previously a party to a third amended and restated sulfuric acid sales agency agreement dated August 2, 2017 but effective October 1, 2017, under which a successor in interest to the agreement from Martin Resource Management, Saconix LLC ("Saconix"), a limited liability company in which Martin Resource Management held a minority equity interest, purchased and marketed the sulfuric acid produced by the Partnership’s sulfuric acid production plant at Plainview, Texas, that was not consumed by the Partnership’s internal operations.  This agreement, as amended, was to remain in place until September 30, 2020 and automatically renew year to year thereafter until either party provided 90 days’ written notice of termination prior to the expiration of the then existing term.  Under this agreement, the Partnership sold all of its excess sulfuric acid to Saconix, who then marketed and sold such acid to third-parties.  The Partnership shared in the profit of such sales. Effective May 31, 2018, Martin Resource Management no longer holds an equity interest in Saconix. These transactions are reported below as related party transactions during the period the equity interest was held. Transactions subsequent to Martin Resource Management's disposition of the equity interest will be reported as third party transactions.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)

Other Miscellaneous Agreements. From time to time the Partnership enters into other miscellaneous agreements with Martin Resource Management for the provision of other services or the purchase of other goods.

The tables below summarize the related party transactions that are included in the related financial statement captions on the face of the Partnership’s Consolidated Statements of Operations. The revenues, costs and expenses reflected in these tables are tabulations of the related party transactions that are recorded in the corresponding caption of the Consolidated Statements of Operations and do not reflect a statement of profits and losses for related party transactions.

The impact of related party revenues from sales of products and services is reflected in the Consolidated Statements of Operations as follows:

Revenues:	2018	2017	2016
Terminalling and storage	$79,137	$82,142	$82,361
Transportation	27,588	29,807	41,329
Natural gas services	—	122	699
Product sales:
Natural gas services	—	1,037	—
Sulfur services	630	1,963	2,006
Terminalling and storage	667	497	888
	1,297	3,497	2,894
	$108,022	$115,568	$127,283

The impact of related party cost of products sold is reflected in the Consolidated Statements of Operations as follows:

Cost of products sold:
Natural gas services	$—	$4,354	$5,785
Sulfur services	10,641	9,345	8,916
Terminalling and storage	24,613	16,672	13,284
	$35,254	$30,371	$27,985

The impact of related party operating expenses is reflected in the Consolidated Statements of Operations as follows:

Operating expenses:
Transportation	$62,965	$63,487	$74,071
Natural gas services	8,851	9,007	9,258
Sulfur services	5,381	5,821	5,995
Terminalling and storage	18,753	22,196	23,891
	$95,950	$100,511	$113,215

The impact of related party selling, general and administrative expenses is reflected in the Consolidated Statements of Operations as follows:

Selling, general and administrative:
Transportation	$1,606	$35	$34
Natural gas services	5,568	8,162	7,566
Sulfur services	2,684	2,526	2,732
Terminalling and storage	2,766	2,179	2,466
Indirect overhead allocation, net of reimbursement	16,443	16,416	13,036
	$29,067	$29,318	$25,834

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)

Other Related Party Transactions

The Partnership had a $15,000 note receivable from an affiliate of Martin Resource Management which previously bore an annual interest rate of 15% and had a maturity date of August 31, 2026, the balance of which could be prepaid on or after September 1, 2016. On February 14, 2017, the Partnership notified Martin Resource Management that it would be requesting voluntary repayment of the long-term Note Receivable plus accrued interest. During second quarter of 2017, the Note Receivable was fully repaid. The note has historically been recorded in "Note receivable - affiliates" on the Partnership's Consolidated Balance Sheets. Interest income for the years ended December 31, 2018, 2017, and 2016 was $0, $943 and $2,256, respectively, and is included in "Interest expense, net" in the Consolidated Statements of Operations.

NOTE 15. SUPPLEMENTAL BALANCE SHEET INFORMATION

Components of "Intangibles and other assets, net" at December 31, 2018 and 2017 were as follows:

	2018	2017
Customer contracts and relationships, net	$18,222	$25,252
Other intangible assets	1,310	1,752
Other	4,541	6,637
	$24,073	$33,641

Other intangible assets consist of covenants not-to-compete and technology-based assets.

Aggregate amortization expense for customer contracts and other intangible assets included in continuing operations was $9,228, $13,887, and $19,548, for the years ended December 31, 2018, 2017 and 2016, respectively, and accumulated amortization amounted to $44,510 and $39,462 at December 31, 2018 and 2017, respectively.

Estimated amortization expense for intangibles and other assets for the years subsequent to December 31, 2018 are as follows: 2019 - $6,063; 2020 - $5,272; 2021 - $4,319; 2022 - $4,295; 2023 - $1,952; subsequent years - $55.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)

Components of "Other accrued liabilities" at December 31, 2018 and 2017 were as follows:

	2018	2017
Accrued interest	$10,735	$11,726
Asset retirement obligations	2,721	5,429
Property and other taxes payable	6,173	6,339
Accrued payroll	3,110	3,373
Other	2,063	2,352
	$24,802	$29,219

The schedule below summarizes the changes in our asset retirement obligations:

	Year Ended December 31,
	2018	2017
	(In thousands)

Beginning asset retirement obligations	$13,512	$16,418
Revisions to existing liabilities[1]	4,041	5,547
Accretion expense	516	404
Liabilities settled	(5,640)	(8,857)
Ending asset retirement obligations	12,429	13,512
Current portion of asset retirement obligations[2]	(2,721)	(5,429)
Long-term portion of asset retirement obligations[3]	$9,708	$8,083

1Several factors are considered in the annual review process, including inflation rates, current estimates for removal cost, discount rates, and the estimated remaining useful life of the assets.

2The current portion of asset retirement obligations is included in "Other current liabilities" on the Partnership's Consolidated Balance Sheets.

3The non-current portion of asset retirement obligations is included in "Other long-term obligations" on the Partnership's Consolidated Balance Sheets.

NOTE 16. LONG-TERM DEBT

At December 31, 2018 and 2017, long-term debt consisted of the following:

	2018	2017
$664,444 Revolving credit facility at variable interest rate (5.24%[1] weighted average at December 31, 2018), due March 2020 secured by substantially all of the Partnership’s assets, including, without limitation, inventory, accounts receivable, vessels, equipment, fixed assets and the interests in the Partnership’s operating subsidiaries, net of unamortized debt issuance costs of $3,537 and $4,986, respectively[3,5]	$283,463	$440,014
$400,000 Senior notes, 7.25% interest, including unamortized premium of $650 and $956, respectively, also net of unamortized debt issuance costs of $1,454 and $2,138 respectively, issued $250,000 February 2013 and $150,000 April 2014, $26,200 repurchased during 2015, due February 2021, unsecured[3,4]	372,996	372,618
Total long-term debt	$656,459	$812,632

1 Interest rate fluctuates based on the LIBOR rate plus an applicable margin set on the date of each advance. The margin above LIBOR is set every three months. Indebtedness under the credit facility bears interest at LIBOR plus an

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)

applicable margin or the base prime rate plus an applicable margin. All amounts outstanding at December 31, 2018 and 2017 were at LIBOR plus an applicable margin. The applicable margin for revolving loans that are LIBOR loans ranges from 2.00% to 3.00% and the applicable margin for revolving loans that are base prime rate loans ranges from 1.00% to 2.00%. The applicable margin for LIBOR borrowings at December 31, 2018 is 2.75%.  The credit facility contains various covenants which limit the Partnership’s ability to make certain investments and acquisitions; enter into certain agreements; incur indebtedness; sell assets; and make certain amendments to the Omnibus Agreement. The Partnership is permitted to make quarterly distributions so long as no event of default exists.

3 The Partnership is in compliance with all debt covenants as of December 31, 2018.

4 The 2021 indentures restrict the Partnership’s ability to sell assets; pay distributions or repurchase units or redeem or repurchase subordinated debt; make investments; incur or guarantee additional indebtedness or issue preferred units; and consolidate, merge or transfer all or substantially all of its assets.
5 As of March 31, 2019, the Partnership’s revolving credit facility was due within twelve months and has therefore been presented as a current liability on the Partnership’s March 31, 2019 consolidated and condensed balance sheets.  The Partnership intends to extend the maturity of the credit facility and had previously determined to delay the extension until after finalization of the marketing and sales process related to the sale of its natural gas storage assets, which if consummated would allow the impact of the receipt of the proceeds to give effect to the amended commitment amount and the extended maturity date.

The Partnership paid cash interest, net of proceeds received from interest rate swaptions, in the amount of $50,543, $45,728, and $46,046 for the years ended December 31, 2018, 2017 and 2016, respectively. Capitalized interest was $624, $730, and $1,126 for the years ended December 31, 2018, 2017 and 2016, respectively.

NOTE 17. PARTNERS' CAPITAL

As of December 31, 2018, partners’ capital consisted of 39,032,237 common limited partner units, representing a 98% partnership interest, and a 2% general partner interest. Martin Resource Management, through subsidiaries, owned 6,114,532 of the Partnership's common limited partnership units representing approximately 15.7% of the Partnership's outstanding common limited partnership units. MMGP, the Partnership's general partner, owns the 2% general partnership interest.

The partnership agreement of the Partnership (the "Partnership Agreement") contains specific provisions for the allocation of net income and losses to each of the partners for purposes of maintaining their respective partner capital accounts.

Issuance of Common Units

On February 22, 2017, the Partnership completed a public offering of 2,990,000 common units at a price of $18.00 per common unit, before the payment of underwriters' discounts, commissions and offering expenses (per unit value is in dollars, not thousands). Total proceeds from the sale of the 2,990,000 common units, net of underwriters' discounts, commissions and offering expenses, were $51,056. Additionally, the Partnership's general partner contributed $1,098 in cash to the Partnership in conjunction with the issuance in order to maintain its 2% general partner interest in the Partnership. All of the net proceeds were used to pay down outstanding amounts under the Partnership's revolving credit facility.

Incentive Distribution Rights

MMGP holds a 2% general partner interest and certain incentive distribution rights ("IDRs") in the Partnership. IDRs are a separate class of non-voting limited partner interest that may be transferred or sold by the general partner under the terms of the Partnership Agreement, and represent the right to receive an increasing percentage of cash distributions after the minimum quarterly distribution and any cumulative arrearages on common units once certain target distribution levels have been achieved. The Partnership is required to distribute all of its available cash from operating surplus, as defined in the Partnership Agreement.

The target distribution levels entitle the general partner to receive 2% of quarterly cash distributions up to $0.55 per unit, 15% of quarterly cash distributions in excess of $0.55 per unit until all unitholders have received $0.625 per unit, 25% of

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)

quarterly cash distributions in excess of $0.625 per unit until all unitholders have received $0.75 per unit and 50% of quarterly cash distributions in excess of $0.75 per unit.

For the years ended December 31, 2018, 2017 and 2016, the general partner was allocated $0, $0, and $7,786 in incentive distributions.

Distributions of Available Cash

The Partnership distributes all of its available cash (as defined in the Partnership Agreement) within 45 days after the end of each quarter to unitholders of record and to the general partner. Available cash is generally defined as all cash and cash equivalents of the Partnership on hand at the end of each quarter less the amount of cash reserves its general partner determines in its reasonable discretion is necessary or appropriate to: (i) provide for the proper conduct of the Partnership’s business; (ii) comply with applicable law, any debt instruments or other agreements; or (iii) provide funds for distributions to unitholders and the general partner for any one or more of the next four quarters, plus all cash on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter.

Net Income per Unit

The Partnership follows the provisions of the FASB ASC 260-10 related to earnings per share, which addresses the application of the two-class method in determining income per unit for master limited partnerships having multiple classes of securities that may participate in partnership distributions accounted for as equity distributions. Undistributed earnings are allocated to the general partner and limited partners utilizing the contractual terms of the Partnership Agreement. Distributions to the general partner pursuant to the IDRs are limited to available cash that will be distributed as defined in the Partnership Agreement. Accordingly, the Partnership does not allocate undistributed earnings to the general partner for the IDRs because the general partner's share of available cash is the maximum amount that the general partner would be contractually entitled to receive if all earnings for the period were distributed. When current period distributions are in excess of earnings, the excess distributions for the period are to be allocated to the general partner and limited partners based on their respective sharing of losses specified in the Partnership Agreement. Additionally, as required under FASB ASC 260-10-45-61A, unvested share-based payments that entitle employees to receive non-forfeitable distributions are considered participating securities, as defined in FASB ASC 260-10-20, for earnings per unit calculations.

For purposes of computing diluted net income per unit, the Partnership uses the more dilutive of the two-class and if-converted methods. Under the if-converted method, the weighted-average number of subordinated units outstanding for the period is added to the weighted-average number of common units outstanding for purposes of computing basic net income per unit and the resulting amount is compared to the diluted net income per unit computed using the two-class method. The following is a reconciliation of net income from continuing operations and net income from discontinued operations allocated to the general partner and limited partners for purposes of calculating net income attributable to limited partners per unit:

	Years Ended December 31,
	2018	2017	2016
Continuing operations:
Income from continuing operations	$3,955	$15,788	$26,314
Less pre-acquisition (income) loss allocated to general partner	(11,550)	(2,781)	689
Less general partner’s interest in net income:
Distributions payable on behalf of IDRs	—	—	6,642
Distributions payable on behalf of general partner interest	(270)	1,191	1,756
General partner interest in undistributed loss	118	(931)	(1,216)
Less income allocable to unvested restricted units	(5)	32	77
Limited partners’ interest in net income	$(7,438)	$12,715	$19,744

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)

	Years Ended December 31,
	2018	2017	2016
Discontinued operations:
Income from discontinued operations	$51,700	$4,128	$4,649
Less general partner’s interest in net income:
Distributions payable on behalf of IDRs	—	—	1,144
Distributions payable on behalf of general partner interest	1,839	378	302
General partner interest in undistributed loss	(805)	(295)	(209)
Less income allocable to unvested restricted units	33	10	13
Limited partners’ interest in net income	$50,633	$4,035	$3,399

The Partnership allocates the general partner's share of earnings between continuing and discontinued operations as a proportion of net income from continuing and discontinued operations to total net income.

The following are the unit amounts used to compute the basic and diluted earnings per limited partner unit for the periods presented:

	Years Ended December 31,
	2018	2017	2016
Basic weighted average limited partner units outstanding	38,907,000	38,101,583	35,347,032
Dilutive effect of restricted units issued	15,678	63,318	28,231
Total weighted average limited partner diluted units outstanding	38,922,678	38,164,901	35,375,263

All outstanding units were included in the computation of diluted earnings per unit and weighted based on the number of days such units were outstanding during the period presented.

NOTE 18. UNIT BASED AWARDS

The Partnership recognizes compensation cost related to stock-based awards to employees in its consolidated financial statements in accordance with certain provisions of ASC 718. The Partnership recognizes compensation costs related to stock-based awards to directors under certain provisions of ASC 505-50-55 related to equity-based payments to non-employees.   Amounts recognized in selling, general, and administrative expense in the consolidated financial statements with respect to these plans are as follows:

	For the Year Ended December 31,
	2018	2017	2016
Employees	$1,098	$534	$783
Non-employee directors	126	116	121
Total unit-based compensation expense	$1,224	$650	$904

Long-Term Incentive Plans

           The Partnership's general partner has a long term incentive plan for employees and directors of the general partner and its affiliates who perform services for the Partnership.

On May 26, 2017, the unitholders of the Partnership approved the Martin Midstream Partners L.P. 2017 Restricted Unit Plan. The plan currently permits the grant of awards covering an aggregate of 3,000,000 common units, all of which can be awarded in the form of restricted units. The plan is administered by the compensation committee of the general partner’s board of directors (the "Compensation Committee").

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)

 A restricted unit is a unit that is granted to grantees with certain vesting restrictions, which may be time-based and/or performance-based. Once these restrictions lapse, the grantee is entitled to full ownership of the unit without restrictions. The Compensation Committee may determine to make grants under the plan containing such terms as the Compensation Committee shall determine under the plan. With respect to time-based restricted units ("TBRU's"), the Compensation Committee will determine the time period over which restricted units granted to employees and directors will vest. The Compensation Committee may also award a percentage of restricted units with vesting requirements based upon the achievement of specified pre-established performance targets ("Performance Based Restricted Units" or "PBRU's"). The performance targets may include, but are not limited to, the following: revenue and income measures, cash flow measures, net income before interest expense and income tax expense ("EBIT"), net income before interest expense, income tax expense, and depreciation and amortization ("EBITDA"), distribution coverage metrics, expense measures, liquidity measures, market measures, corporate sustainability metrics, and other measures related to acquisitions, dispositions, operational objectives and succession planning objectives. PBRU's are earned only upon our achievement of an objective performance measure for the performance period. PBRU's which vest are payable in common units.  Unvested units granted under the 2017 LTIP may or may not participate in cash distributions depending on the terms of each individual award agreement.

The restricted units issued to directors generally vest in equal annual installments over a four-year period.

On February 20, 2018, the Partnership issued 4,650 TBRU's to each of the Partnership's three independent directors under the 2017 LTIP.  These restricted common units vest in equal installments of 1,162.5 units on January 24, 2019, 2020, 2021, and 2022.

On March 1, 2018, the Partnership issued 301,550 TBRU's and 317,925 PBRU's to certain employees of Martin Resource Management. The TBRU's vest in equal installments over a three-year service period. The PBRU's will vest at the conclusion of a three-year performance period based on certain performance targets. In addition, the PBRU's awarded on March 1, 2018 that are achieved will only vest if the grantee is employed by Martin Resource Management on March 31, 2021. As of December 31, 2018, the Partnership is unable to ascertain if the performance conditions will be achieved and, as such, has not recognized compensation expense for the vesting of the units. The Partnership will record compensation expense for the vested portion of the units once the achievement of the performance condition is deemed probable.

 The restricted units are valued at their fair value at the date of grant which is equal to the market value of common units on such date. A summary of the restricted unit activity for the year ended December 31, 2018 is provided below:

	Number of Units	Weighted Average Grant-Date Fair Value Per Unit
Non-vested, beginning of year	98,750	$24.80
Granted (TBRU)	315,500	$13.89
Granted (PRBU)	317,925	$13.89
Vested	(81,050)	$27.77
Forfeited	(27,000)	$13.90
Non-Vested, end of year	624,125	$13.78

Aggregate intrinsic value, end of year	$6,416

A summary of the restricted units’ aggregate intrinsic value (market value at vesting date) and fair value of units vested (market value at date of grant) during the years ended December 31, 2018, 2017 and 2016 is provided below:

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)

	For the Year Ended December 31,
	2018	2017	2016
Aggregate intrinsic value of units vested	$1,195	$143	$1,233
Fair value of units vested	$2,250	$208	$1,773

As of December 31, 2018, there was $3,083 of unrecognized compensation cost related to non-vested restricted units. That cost is expected to be recognized over a weighted-average period of 2.3 years.

NOTE 19. INCOME TAXES

The components of income tax expense (benefit) from operations recorded for the years ended December 31, 2018, 2017 and 2016 are as follows:

	2017	2017	2016
Current:
Federal	$—	$—	$—
State	369	314	735
	369	314	735
Deferred:
Federal	—	—	—
State	208	(156)	(12)
	208	(156)	(12)
Total income tax expense	$577	$158	$723

Total income tax expense was allocated to continuing operations.

The operations of a partnership are generally not subject to income taxes, except for Texas margin tax, because its income is taxed directly to its partners. The Texas margin tax is considered a state income tax and is included in income tax expense on the Consolidated Statements of Operations. Since the tax base on the Texas margin tax is derived from an income-based measure, the margin tax is construed as income tax, and therefore, the recognition of deferred taxes applies to the margin tax. The impact on deferred taxes as a result of this provision is immaterial. State income taxes attributable to the Texas margin tax relating to the operation of the Partnership of $369, $352 and $726 were recorded in income tax expense for the years ended December 31, 2018, 2017 and 2016, respectively.

Prior to the acquisition of MTI on January 2, 2019, MTI was a QSub of Martin Resource Management Corporation, a qualifying S Corporation. A QSub is not treated as a separate corporation for federal income tax purposes as it is deemed liquidated into its S Corporation parent. S Corporations are generally not subject to income taxes because income and losses flow through to shareholders and are reported on their individual returns. Current state income tax expense attributable to the operation of the subsidiary of $0, ($38) and $9 were recorded in income tax expense for the years ended December 31, 2018, 2017 and 2016, respectively. Subsequent to the transaction, the QSub election will be terminated resulting in MTI being taxed as a C Corporation.

The principal component of the difference between the expected state tax expense and actual state tax expense relates to taxes incurred in states that do not recognize S corporation status.

A current tax liability related to the operation of the Partnership of $445 and $510 existed at December 31, 2018 and 2017, respectively. State income taxes refundable related to the operation of the subsidiary of $127 and $166 for the years ended December 31, 2018 and 2017, respectively, are included in "Other current assets".

Cash paid for income taxes was $431, $799, and $901 for the years ended December 31, 2018, 2017 and 2016, respectively.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)

The components of the net deferred tax assets and liabilities are as follows:

	2018	2017
Deferred tax assets:
Workers compensation and other claims	$—	$23
Deferred revenue	—	8
Other assets	—	7
Net operating loss carryforwards	—	202
Less: Valuation allowance	—	—
	—	240

Deferred tax liabilities:
Property, plant and equipment	—	62
	—	62

Net deferred tax assets	$—	$178

Deferred tax assets are regularly reviewed for recoverability and a valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon future taxable income during the periods in which those temporary differences become deductible. In assessing the need for a valuation allowance, management considers all available positive and negative evidence, including the ability to carryback operating losses to prior periods, the reversal of deferred tax liabilities, projected taxable income, and tax-planning strategies. On the basis of these considerations, management believes it is more likely than not that the subsidiary will realize the benefit of the existing deferred tax assets.

On December 22, 2017, the President signed into law Public Law No. 115-97, a comprehensive tax reform bill commonly referred to as the Tax Cuts and Jobs Act (the "Tax Act") that makes significant changes to the U.S. Internal Revenue Code. Among other changes, the Tax Act includes a new deduction on certain pass-through income, a repeal of the partnership technical termination rule, new limitations on certain deductions and credits, including interest expense deductions, a reduction in the U.S. federal corporate income tax rate from 35% to 21%, and allows for the full expensing of qualified capital expenditures. U.S. GAAP accounting for income taxes requires the impact of any tax law change on deferred income taxes be recorded in the quarter that the tax law change is enacted. In December 2017, the Securities and Exchange Commission ("SEC") staff issued Staff Accounting Bulletin ("SAB") 118 to provide for companies that had not completed their accounting for the income tax effects of the Tax Act. Due to the complexities involved in accounting for the enactment of the Tax Act, SAB 118 allowed for a provisional estimate of the impacts of the Tax Act for the year ended December 31, 2017, as well as up to a one year measurement period that ended on December 22, 2018, for any subsequent adjustments to such provisional estimate. Pursuant to SAB 118, MTI recorded a provisional estimate of $31 for the impacts of the Tax Act, primarily due to the re-measurement of U.S. deferred tax liabilities at the lower 21% U.S. federal corporate income tax rate. MTI has completed its analysis of the impacts of the Tax Act, including analyzing the effects of any Internal Revenue Service ("IRS") and U.S. Treasury guidance issued, and state tax law changes enacted, within the one year measurement period resulting in no significant adjustments to the $31 provisional amount previously recorded.

As of December 31, 2018, the tax years that remain open to assessment are 2015-2017.

NOTE 20. BUSINESS SEGMENTS

The Partnership has four reportable segments: terminalling and storage, natural gas services, marine transportation, and sulfur services. The Partnership’s reportable segments are strategic business units that offer different products and services. The operating income of these segments is reviewed by the chief operating decision maker to assess performance and make business decisions.

The accounting policies of the operating segments are the same as those described in Note 2. The Partnership evaluates the performance of its reportable segments based on operating income. There is no allocation of administrative expenses or interest expense.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)

	Operating Revenues	Intersegment Eliminations	Operating Revenues After Eliminations	Depreciation and Amortization	Operating Income (Loss) after Eliminations	Capital Expenditures and Plant Turnaround Costs

Year Ended December 31, 2018:
Terminalling and storage	$247,840	$(6,400)	$241,440	$39,508	$17,540	$13,704
Natural gas services	548,135	(19)	548,116	21,283	43,367	4,728
Sulfur services	132,536	—	132,536	8,485	27,397	4,429
Transportation	178,163	(28,042)	150,121	11,003	(13,560)	16,335
Indirect selling, general, and administrative	—	—	—	—	(17,901)	—
Total	$1,106,674	$(34,461)	$1,072,213	$80,279	$56,843	$39,196

Year Ended December 31, 2017:
Terminalling and storage	$236,169	$(6,134)	$230,035	$45,160	$629	$29,644
Natural gas services	532,908	(231)	532,677	24,916	51,849	7,430
Sulfur services	134,684	—	134,684	8,117	23,205	2,611
Transportation	164,043	(28,693)	135,350	9,285	4,234	12,987
Indirect selling, general, and administrative	—	—	—	—	(17,332)	—
Total	$1,067,804	$(35,058)	$1,032,746	$87,478	$62,585	$52,672

Year Ended December 31, 2016:
Terminalling and storage	$242,363	$(5,860)	$236,503	$45,484	$40,660	$26,097
Natural gas services	391,333	(8)	391,325	28,081	41,503	4,807
Sulfur services	141,058	—	141,058	7,995	23,393	5,093
Transportation	180,539	(30,670)	149,869	12,334	(16,798)	6,606
Indirect selling, general, and administrative	—	—	—	—	(16,794)	—
Total	$955,293	$(36,538)	$918,755	$93,894	$71,964	$42,603

Revenues from two customers in the Natural Gas Services segment were $179,729, $169,504 and $122,381 for the years ended December 31, 2018, 2017 and 2016, respectively.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)

NOTE 21. QUARTERLY FINANCIAL INFORMATION

Consolidated Quarterly Income Statement Information

	(Unaudited)
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollar in thousands, except per unit amounts)
2018
Revenues	$307,074	$240,968	$245,279	$278,892
Operating income	26,383	8,380	6,741	15,339
Income (loss) from continuing operations	13,504	(5,562)	(6,569)	2,582
Income from discontinued operations	1,532	1,036	49,132	—
Net income (loss)	15,036	(4,526)	42,563	2,582
Income (loss) from continuing operations per unit	0.29	(0.21)	(0.25)	(0.02)
Limited partners' interest in net income (loss) per limited partner unit	0.33	(0.18)	1.00	(0.04)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollar in thousands, except per unit amounts)
2017
Revenues	$274,772	$216,080	$214,883	$327,011
Operating income (loss)	25,492	11,987	(4,475)	29,581
Income (loss) from continuing operations	14,435	1,197	(17,112)	17,268
Income from discontinued operations	849	810	745	1,724
Net income (loss)	15,284	2,007	(16,367)	18,992
Income (loss) from continuing operations per unit	0.34	—	(0.44)	0.45
Limited partners' interest in net income (loss) per limited partner unit	0.36	0.03	(0.42)	0.47

NOTE 22. COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Partnership is subject to various claims and legal actions arising in the ordinary course of business.  In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Partnership.

Pursuant to a Purchase Price Reimbursement Agreement between the Partnership and Martin Resource Management related to the Partnership’s acquisition of the Redbird Gas Storage LLC ("Redbird") Class A interests on October 2, 2012, beginning in the second quarter of 2015, Martin Resource Management will reimburse the Partnership $750 each quarter for four consecutive quarters as a reduction in the purchase price of the Redbird Class A interests.  These payments are a result of Cardinal Gas Storage Partners LLC ("Cardinal") not achieving certain financial targets set forth in the Purchase Price Reimbursement Agreement.  These payments are considered a reduction of the excess of the purchase price over the carrying value of the assets transferred to the Partnership from Martin Resource Management and will be recorded as an adjustment to "Partners' capital" in each quarter the payments are made. The agreement further provided for purchase price reimbursements of up to $4,500 in 2016 in the event certain financial conditions were not met. For the year ended December 31, 2017, the Partnership received $1,125, respectively, related to the Purchase Price Reimbursement Agreement. The amount received in the first quarter of 2017 represented the final payment under the Purchase Price Reimbursement Agreement.

In 2015, the Partnership was named as a defendant in the cause J. A. Davis Properties, LLC v. Martin Operating Partnership L.P., in the 38th Judicial District Court, Cameron Parish, Louisiana.  The plaintiff alleged that the Partnership breached a lease agreement by failing to perform work to the plaintiff's property as required under the lease agreement.  The plaintiff originally sought to evict the Partnership from the leased property and to recover damages.  Prior to trial, this matter

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except where otherwise indicated)

was settled for a confidential amount in September of 2017. The Partnership's financial statements reflect the terms of the settlement and all amounts have been accrued as asset retirement obligations.

On December 31, 2015, the Partnership received a demand from a customer in its lubricants packaging business for defense and indemnity in connection with lawsuits filed against it in various United States District Courts, which generally allege that the customer engaged in unlawful and deceptive business practices in connection with its marketing and advertising of its private label motor oil.  The Partnership disputes that it has any obligation to defend or indemnify the customer for its conduct.  Accordingly, on January 7, 2016, the Partnership filed a Complaint for Declaratory Judgment in the Chancery Court of Davidson County, Tennessee requesting a judicial determination that the Partnership does not owe the customer the demanded defense and indemnity obligations.  The lawsuits against the customer have been transferred to the United States District Court for the Western District of Missouri for consolidated pretrial proceedings.  On March 1, 2017, at the request of the parties, the Chancery Court of Davidson County, Tennessee administratively closed the Partnership's lawsuit pending rulings in the United States District Court for the Western District of Missouri.  In the event that either party moves the Chancery Court of Davidson County, Tennessee to reopen the case, we expect the Court would grant such motion and reopen the case.  If the case is reopened, we are currently unable to determine the exposure we may have in this matter, if any.

Commitments

The Partnership has non-cancelable revenue arrangements whereby we have committed certain terminalling and storage assets in exchange for a minimum fee. Future minimum revenues we expect to receive under these non-cancelable arrangements as of December 31, 2018, are as follows: 2019 - $17,343; 2020 - $13,345; 2021 - $10,576; 2022 - $10,576; 2023 - $10,576; subsequent years - $58,128.

NOTE 23. CONDENSED CONSOLIDATIING FINANCIAL INFORMATION

The Partnership's operations are conducted by its operating subsidiaries as it has no independent assets or operations. Martin Operating Partnership L.P. (the "Operating Partnership"), the Partnership’s wholly-owned subsidiary, and the Partnership's other operating subsidiaries have issued in the past, and may issue in the future, unconditional guarantees of senior or subordinated debt securities of the Partnership. The guarantees that have been issued are full, irrevocable and unconditional and joint and several. In addition, the Operating Partnership may also issue senior or subordinated debt securities which, if issued, will be fully, irrevocably and unconditionally guaranteed by the Partnership. Substantially all of the Partnership's operating subsidiaries are subsidiary guarantors of its outstanding senior unsecured notes and any subsidiaries other than the subsidiary guarantors are minor.

NOTE 24. SUBSEQUENT EVENTS

Quarterly Distribution. On April 24, 2019, the Partnership declared a quarterly cash distribution of $0.25 per common unit for the first quarter of 2019, or $1.00 per common unit on an annualized basis, which will be paid on May 15, 2019 to unitholders of record as of May 8, 2019.

Credit Facility Amendment. On April 16, 2019, the Partnership amended it's revolving credit facility to, among other things, reduce commitments from $664,444 to $500,000 and to adjust the permitted Leverage Ratio (as defined in the credit agreement) to 5.85 times for the fiscal quarters ended March 31, 2019 and June 30, 2019.

Quarterly Distribution.  On January 17, 2019, the Partnership declared a quarterly cash distribution of $0.50 per common unit for the fourth quarter of 2018, or $2.00 per common unit on an annualized basis, which was paid on February 14, 2019 to unitholders of record as of February 7, 2019.